STOCK PURCHASE AND REGISTRATION RIGHTS
                                    AGREEMENT


     This STOCK PURCHASE AND REGISTRATION RIGHTS AGREEMENT dated as of March 2, 1999 between ENGELHARD CORPORATION, a Delaware corporation (the "Company"), and MINORCO, a company organized under the laws of Luxembourg (the "Stockholder"),

                              W I T N E S S E T H:

     WHEREAS, Stockholder through its wholly owned subsidiary Taurus Investments S.A. ("Taurus") currently holds 45,943,494 shares (the "Stockholder Shares") of common stock, par value $1.00 per share, of the Company (the "Common Stock") aggregating 31.8% of the voting power of the Common Stock;

     WHEREAS, Messrs. Henry R. Slack and Anthony W. Lea, executive officers of the Stockholder who serve on the Board of Directors of the Company ("Stockholder Executives"), have been (i) granted stock options to purchase an aggregate of 9,000 shares of Common Stock pursuant to the Company's Directors Stock Option Plan (the "Options"), (ii) granted an aggregate of 11,389 shares of Common Stock pursuant to the Company's Stock Bonus Plan for Non-Executive Directors, which have tentatively vested (the "Bonus Shares"), and (iii) awarded deferred Common Stock units, subject to shareholder approval of the Company's Deferred Stock Plan for Non-employee Directors, which units will be settled by delivering an equivalent number of shares of Common Stock (the "Deferred Shares") following termination of service on the Board, provided shareholder approval is obtained;

     WHEREAS, Stockholder has agreed to sell to the Company and the Company has agreed to purchase from Stockholder 17,943,494 shares of Common Stock and to make certain payments to Stockholder in respect of the Options, the Bonus Shares, and the Deferred Shares in full extinguishment and satisfaction of all rights of the Stockholder Executives and the Stockholder in such Options, Bonus Shares and Deferred Shares;

     WHEREAS, the Company has agreed to file with the Commission (as herein defined) a registration statement on Form S-3 relating to 26,000,000 shares of Common Stock held by Stockholder, and to support the sale of such shares of Common Stock through an underwritten public offering as set forth herein (the "Offering");


     WHEREAS, as part of such Offering Stockholder has agreed to offer the several underwriters an option to purchase an additional 2,000,000 shares of Stockholder's Common Stock to cover any over-allotments (the "Over-Allotment Option");


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     WHEREAS, the Company has agreed to purchase any of such 2,000,000 shares of
Common Stock not sold pursuant to the Over-Allotment Option; and

     WHEREAS, Stockholder has agreed to compensate the Company for certain costs and expenses incurred and to be incurred by the Company in conjunction with the transactions contemplated herein.

     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, the parties heretofore agree as follows:


                                    ARTICLE I

                                   DEFinitions


     SECTION 1.01. Definitions. For the purposes of this Agreement, the following terms shall have the following meanings:

     "Agreement" means this Agreement, as amended or supplemented from time to time in accordance with its terms.

     "Bonus Shares" has the meaning set forth in the Recitals.

     "Closing of the Offering" means the first purchase of shares of Common Stock by the Underwriters from the Stockholder pursuant to the Underwriting Agreement to be entered into in connection with the Offering.

     "Commission" means the Securities and Exchange Commission.

     "Common Stock" has the meaning set forth in the Recitals.

     "Company" has the meaning set forth in the Preamble.

     "Encumbrance" means security interest, mortgage, lien, charge, encumbrance on property, adverse claim or restriction of any kind.

     "Expense Payment" has the meaning set forth in Section 2.02.

     "First Closing" shall mean the closing of the transactions referred to in
Section 2.01(a)(i) and shall occur contemporaneously with the Closing of the Offering.

     "First Closing Date" shall mean the date on which the First Closing occurs.


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     "1933 Act" means the Securities Act of 1933, as amended.

     "Offering" has the meaning set forth in the Recitals.

     "Officer's Certificate" means a certificate of the Company or Stockholder, as applicable, executed by the Chief Executive Officer, President, any Vice President, Treasurer or Controller of such entity.

     "Options" has the meaning set forth in the Recitals.

     "Over-Allotment Option"' has the meaning set forth in the Recitals.

     "Person" means an individual, a partnership, a joint venture, a corporation, an association, a trust, or any other entity or organization.

     "Prospectus" has the meaning set forth in Section 3.01.

     "Registration Statement" has the meaning set forth in Section 3.01.

     "Second Closing" shall mean the closing of the transaction referred to in
Section 2.01(a)(ii) and shall occur on the business day immediately following the earlier of (i) the expiration of the Over-Allotment Option and (ii) the date on which the Underwriters notify the Company and the Stockholder of their election to exercise the Over-Allotment Option.

     "Second Closing Date" shall mean the date on which the Second Closing occurs.

     "Stockholder" has the meaning set forth in the Preamble.

     "Stockholder Executives" has the meaning set forth in the Recitals.

     "Stockholder Shares" has the meaning set forth in the Recitals.

     "Underwriters" means the entities selected in accordance with Section 3.03 to act as Underwriters for the Offering.

     "Underwriting Agreement" means the agreement to be executed among the Company, the Stockholder and the Underwriters relating to the purchase of shares of Common Stock of the Company by the Underwriters from the Stockholder in furtherance of the Offering.



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                                   ARTICLE II

                                    PURCHASE


     SECTION 2.01. The Purchase. (a) On the terms and subject to the conditions set forth in this Article II, the Company hereby agrees to purchase from Stockholder and Stockholder hereby agrees to sell and deliver to the Company, Common Stock as set forth in this Section 2.01(a). The Company shall purchase from Stockholder (i) at the First Closing 17,943,494 shares of Common Stock; in addition, the Company will make a cash payment to Stockholder in full satisfaction and extinguishment of all rights of the Stockholder Executives and the Stockholder in respect of the Options, the Bonus Shares (assuming such Bonus Shares have been vested by the Board) and, if they have been distributed, the Deferred Shares, and (ii) at the Second Closing an additional number of shares of Common Stock, which number shall not exceed 2,000,000 shares of Common Stock and is equal to the number of shares not purchased by the Underwriters pursuant to the Over-Allotment Option, and if the Deferred Shares have been distributed and were not purchased at the First Closing, a cash payment to the Stockholder shall be made in respect of the Deferred Shares. If the Deferred Shares have not been distributed prior to the Second Closing the Company shall make a cash payment to the Stockholder in respect of the Deferred Shares as soon as practicable following their distribution.

     (b) The purchase price per share (the "Purchase Price") for the shares of Common Stock purchased by the Company pursuant to Section 2.01(a) at the First Closing and (if applicable) the Second Closing shall be equal to the lower of
(x) $18.90 or (y) the price at which shares of Common Stock are sold pursuant to the Offering, multiplied by 0.96.

     (c) The cash price to be paid to the Stockholder for each Option shall be the excess of the Purchase Price over the exercise price per share for such Option multiplied by the number of shares of Common Stock subject to the Option. The cash payment to be paid to Stockholder for each Bonus Share and each Deferred Share shall be the Purchase Price.

     SECTION 2.02. Expense Payment. On the terms and subject to the conditions set forth in this Article II, the Stockholder hereby agrees to pay to the Company $40 million (the "Expense Payment") in respect of direct and indirect costs and other expenses incurred and anticipated to be incurred as a result of or in connection with the transactions contemplated by this Agreement.

     SECTION 2.03. Closing. On the terms and subject to the conditions of this
Article II, the First Closing and (if applicable) the Second Closing shall take place at the offices of Shearman & Sterling, 599 Lexington Avenue, at 10:00 a.m. on the First Closing Date and (if applicable) the Second Closing Date.


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     SECTION 2.04. Closing Deliveries by the Stockholder. At the First Closing
and (if applicable) the Second Closing the Stockholder shall deliver or cause to be delivered to the Company:

          (a) stock certificates evidencing the shares of Common Stock to be purchased in accordance with Section 2.01 duly endorsed in blank, or accompanied by stock powers duly executed in blank, in form satisfactory to the Company and with all required stock transfer tax stamps affixed;

          (b) waivers, stock powers and/or consents, in a form reasonably satisfactory to the Company, selling, conveying or waiving, as the case may be, of any and all rights in respect of the Options, the Bonus Shares and the Deferred Shares;

          (c) the Expense Payment in US dollars by wire transfer in immediately available funds to an account designated by the Company;

          (d) a receipt for the Purchase Price; and

          (e) the Officer's Certificate required to be delivered pursuant to
     Section 2.06(b).

     SECTION 2.05. Closing Deliveries by the Company. At the First Closing and (if applicable) the Second Closing the Company shall deliver to the Stockholder:

          (a) the Purchase Price in US dollars by wire transfer in immediately available funds to an account designated by the Stockholder in writing at least two business days prior to such closing;

          (b) a receipt for the Expense Payment; and

          (c) the Officer's Certificate required to be delivered pursuant to
     Section 2.06(a).

     SECTION 2.06. Conditions to the Purchase. (a) Conditions to Obligations of Stockholder. The obligations of Stockholder to sell the Common Stock to the Company, as contemplated by Section 2.01(a), shall be subject to the satisfaction or waiver of the following conditions precedent and Stockholder shall have received an Officer's Certificate from the Company certifying compliance with the conditions of clauses (i) and (ii) below:

          (i) the representations and warranties of the Company contained herein shall be true and correct in all material respects on and as of the First Closing Date and (if applicable) the Second Closing Date as if made on and as of each respective date;


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          (ii) the Company shall have performed and complied in all material respects with all covenants and agreements required by this Agreement (including those contained in Article III) to be performed or complied with by it on or prior to the First Closing Date and (if applicable) the Second Closing Date;

          (iii) there shall not be adopted or entered, and remaining in effect, any order, law or regulation of any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, the effect of which is to restrain or prohibit the transactions contemplated by this Article II; and

          (iv) the Closing of the Offering shall have occurred contemporaneously with the First Closing.

     (b) Conditions to the Obligations of the Company. The obligations of the Company to purchase the Common Stock from Stockholder, as contemplated by
Section 2.01(a) of this Agreement, shall be subject to the satisfaction or waiver of the following conditions precedent and the Company shall have received an Officer's Certificate from Stockholder certifying compliance with the conditions of clauses (i) and (ii) below:

          (i) the representations and warranties of Stockholder contained herein shall be true and correct in all material respects on and as of the First Closing Date and (if applicable) the Second Closing Date as if made on and as of each respective date;

          (ii) Stockholder shall have performed and complied in all material respects with all covenants and agreements required by this Agreement (including those contained in Article III) to be performed or complied with by it on or prior to the First Closing Date and (if applicable) the Second Closing Date;

          (iii) there shall not be adopted or entered, and remaining in effect, any order, law or regulation of any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, the effect of which is to restrain or prohibit any of the transactions contemplated by this Article II; and

          (iv) the Closing of the Offering shall have occurred contemporaneously with the First Closing.



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                                   ARTICLE III

                                  REGISTRATION


     SECTION 3.01. Company Obligations. The Company shall offer shares of Common Stock held by Stockholder for sale pursuant to the Offering, and in connection therewith, the Company shall:

          (a) promptly, but in no event later than the date of this Agreement, file a registration statement on Form S-3 with the Commission (the "Registration Statement") that will include a prospectus (the "Prospectus") that will provide for the sale of up to 28,000,000 shares of Common Stock owned by the Stockholder;

          (b) use its best efforts to cause the Registration Statement to be declared effective by the Commission as soon as practicable and maintain the effectiveness of such Registration Statement for a period ending May 21, 1999 or, if earlier, until the shares of Common Stock covered by such Registration Statement have all been sold; and use its reasonable best efforts to register or qualify the shares of Common Stock covered by such Registration Statement under such other securities laws of such jurisdiction within the United States as shall be reasonably appropriate for the distribution of the shares of Common Stock covered by the Registration Statement;

          (c) upon the occurrence of any event that would cause the Registration Statement or the Prospectus contained therein (i) to contain a material misstatement or omission, or (ii) not to be effective and usable for resale of shares of Common Stock during the period required by this Agreement, the Company will file promptly an appropriate amendment to such Registration Statement, in the case of (c)(i), correcting any such misstatement of omission, and, in the case of either (c)(i) or (c)(ii), use its reasonable best efforts to cause such amendment to be declared effective and such Registration Statement and the related Prospectus to become usable for their intended purpose(s) as soon as practicable thereafter;

          (d) cause the Prospectus to be supplemented by any required Prospectus supplement, and as so supplemented to be filed pursuant to Rule 424 under the 1933 Act, and to comply fully with the applicable provisions of Rules 424 and 430A under the 1933 Act in a timely manner;

          (e) make available at reasonable times for inspection by Stockholder, the Underwriters, and any attorney or accountant retained by the Underwriters, all financial and other records, pertinent corporate documents and properties of the Company and cause the Company's officers, trustees, directors, managers and employees to supply


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     all information in each case reasonably requested by Stockholder, any
     Underwriter, attorney or accountant in connection with the Registration Statement subsequent to the filing thereof and prior to its effectiveness or in connection with any amendment or supplement thereto (including the filing of any document that is to be incorporated by reference into the Registration Statement); provided, however, that all information disclosed to Stockholder, any Underwriter, attorney or accountant shall be kept confidential by such person, unless (i) disclosure of such information is required by court or administrative order or is necessary to respond to inquiries of regulatory authorities, (ii) disclosure of such information is required by law (including any disclosure requirements pursuant to federal securities law in connection with the filing of the Registration Statement or the use of the Prospectus), (iii) such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such person or (iv) such information becomes available to such person from a source other than the Company and to the knowledge of such person, such source is not bound by a confidentiality agreement;

          (f) promptly incorporate in the Registration Statement or Prospectus, pursuant to a supplement or post-effective amendment if necessary, such information as may be reasonably requested by Stockholder or the Underwriters;

          (g) furnish Stockholder copies of the Registration Statement, as first filed with the Commission, and of each amendment thereto, including all documents incorporated by reference therein, if any, and all exhibits (including exhibits incorporated therein by reference, if any);

          (h) cause opinions and certificates to be prepared and delivered as are customarily delivered by the Company to underwriters in primary offerings,

          (i) agree to make available members of its senior management from time to time upon reasonable notice at such place and times as shall be reasonably requested for the purpose of conducting "roadshow" type presentations or one-on-one meetings with potential purchasers of the Common Stock;

          (j) facilitate the timely preparation and delivery of certificates representing the Common Stock to be sold; and enable such shares to be in such denominations and registered in such names as the Underwriters may request at least two business days prior to any resale made by the Underwriters; and

          (k) cooperate and assist in any filings required to be made with the NASD and in the performance of any due diligence investigation by any Underwriter that is required to be retained in accordance with the rules and regulations of the NASD.


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     SECTION 3.02. (a) In addition to Stockholder's obligations in Section 2.02, all applicable underwriting discounts will be borne by the Stockholder and all reasonable direct expenses payable to third parties and incident to the Company's performance of the Offering will be paid, or reimbursed to the Company, by Stockholder, including but not limited to, and regardless of whether the Registration Statement becomes effective or the Offering occurs: (i) all registration and filing fees and reasonable expenses; (ii) all reasonable fees and expenses of compliance with federal securities and state securities laws;
(iii) all reasonable expenses of printing, engraving, messenger and delivery services and telephone; (iv) all reasonable fees and disbursements of counsel; and (v) all reasonable incremental fees and disbursements of independent certified public accountants of the Company (including the reasonable expenses of any special audit and comfort letters required by or incident to such performance). The Company will cooperate with Stockholder to monitor such expenses and will promptly provide Stockholder with an estimate of such expenses.

     (b) The Company will bear its internal expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties) and the expenses of any annual audit.

     SECTION 3.03. Selection of Underwriters. The Common Stock shall be sold in an underwritten offering administered by J.P. Morgan & Company, Morgan Stanley Dean Witter & Co. and Lazard Freres & Co. LLC as co-lead underwriters, Donaldson Lufkin & Jenrette Securities Corporation, Merrill Lynch & Co., and Salomon Smith Barney as co-managers and such syndicate members as the Company and the Stockholder shall mutually agree upon.

     SECTION 3.04. Indemnification in the Event of Registration. In the event Common Stock held by the Stockholder is registered as contemplated by this Agreement, the Underwriting Agreement will include indemnification provisions applicable to the Stockholder substantially equivalent to the indemnification provisions included therein with respect to the Underwriters, with contribution provisions reflecting, in the case of the Stockholder, the principle of relative fault of the indemnified and indemnifying parties.

     SECTION 3.05. Further Assurances. The parties hereto agree to enter into such agreements (including an underwriting agreement substantially in the form customarily provided by the Company, provided, however, that the Underwriting Agreement will provide that the Over-Allotment Option will expire no later than May 10, 1999 or, if later, the First Closing), and make such representations and warranties, and take all such other actions as are appropriate in connection therewith in order to expedite or facilitate the disposition of the Common Stock pursuant to the Registration Statement and as contemplated by this Article III.



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                                   ARTICLE IV

                         REPRESENTATIONS AND WARRANTIES


     SECTION 4.01. Representations and Warranties of the Company. The Company hereby represents and warrants to Stockholder as follows:

          (a) The Company is a corporation duty incorporated, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b) The execution, delivery and performance of the transactions contemplated by this Agreement have been duly authorized by the Company. This Agreement has been duly executed and delivered by the Company and is a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms.

          (c) The Common Stock held by Stockholder is duly authorized, validly issued, is fully paid and is nonassessable.

          (d) No consent, approval, authorization or order of, or registration, declaration or filing with, any governmental agency or body or any court, is required for the execution, delivery or performance by the Company of this Agreement, except as will have been duly and timely made or obtained prior to the First Closing Date and (if applicable) the Second Closing Date.

          (e) The execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby do not conflict with or violate the certificate of incorporation or by-laws of the Company or violate any of the terms and provisions of, or constitute a default under, any order, law or regulation of any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, or conflict with, result in a breach or violation of, or constitute a default under, any indenture, loan agreement or other material agreement or instrument binding upon the Company, except for such breaches, violations, defaults and conflicts for which legally sufficient approvals or consents will be obtained on or before the First Closing Date and (if applicable) the Second Closing Date.

     SECTION 4.02. Representations and Warranties of Stockholder. Stockholder hereby represents and warrants to the Company as follows:


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          (a) Stockholder is a corporation duly organized and validly existing under the laws of Luxembourg and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b) The execution, delivery and performance of this Agreement have been duly authorized by Stockholder. This Agreement has been duly executed and delivered by Stockholder and is a legal, valid and binding obligation of Stockholder, enforceable against Stockholder in accordance with its terms.

          (c) Stockholder, through its wholly owned subsidiary Taurus, owns all of the Stockholder Shares, free and clear of all Encumbrances and neither the Stockholder, Taurus nor the Stockholder Executives has taken any action to cause any Encumbrance to be placed on the Options, the Bonus Shares or the Deferred Shares, and the directors who were granted such shares have ceded ownership to Minorco.

          (d) No consent, approval, authorization or order of, or registration, declaration or filing with, any governmental agency or body or any court, is required for the execution, delivery or performance by Stockholder of this Agreement, except as will have been duly and timely made or obtained prior to the First Closing and (if applicable) the Second Closing.

          (e) The execution, delivery and performance of this Agreement by Stockholder and the consummation of the transactions contemplated hereby do not conflict with or violate the constituent documents of Stockholder or violate any of the terms and provisions of, or constitute a default under, any federal or state statute. rule, regulation or order of any order, law or regulation of any court or governmental authority or other regulatory or administrative agency or commission, domestic or foreign, or conflict with, result in a breach or violation of, or constitute a default under, any indenture, loan agreement or other material agreement or instrument binding upon Stockholder, except for such breaches, violations, defaults and conflicts for which legally sufficient approvals or consents will be obtained on or before the First Closing and (if applicable) the Second Closing.

     SECTION 4.03. Survival. The representations and warranties contained in this Article IV shall survive until six months following the First Closing and (if applicable) the Second Closing.



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                                    ARTICLE V

                                    Covenant


     SECTION 5.01. Covenant of the Stockholder. Any Common Stock held by the Stockholder on the record date for any meeting of shareholders of the Company, but purchased by the Company or sold in the Offering prior to the date such meeting is held, shall be voted by the Stockholder in the same manner and in the same proportion as shares held by all other shareholders of the Company are voted on matters submitted to the shareholders at such meeting.


                                   ARTICLE VI

                                  MISCELLANEOUS


     SECTION 6.01. Communications. All communications hereunder shall be delivered, or mailed (by first-class mail, postage prepaid) addressed to:

                  (a)      if to Stockholder:

                           Minorco
                           Boite Postale 185
                           L-2011 Luxembourg City
                           Luxembourg
                           Attn: Company Secretary;

                  with copy to:

                           Shearman & Sterling
                           599 Lexington Avenue
                           New York, NY 10022
                           Attn:    David Heleniak, Esquire

                  (b)      if to the Company:

                           Engelhard Corporation
                           101 Wood Avenue
                           Iselin, New Jersey 08830
                           Attn:  Arthur A. Dornbusch II, Esq.

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                                    Vice President and
                                    General Counsel

                  with copy to:

                           Cahill Gordon & Reindel
                           80 Pine Street
                           New York, New York  10005
                           Attn:  Kenneth W. Orce, Esq.

Any communication shall be deemed to have been given when delivered or, if mailed, shall be deemed to have been given three business days after having been so mailed.

     SECTION 6.02. Termination. This Agreement may be terminated by the mutual written consent of the parties, Such termination pursuant to this Section 6.02 shall be effective upon termination, and all obligations and rights of the parties under this Agreement shall be of no force and effect except that (i) the provisions of Section 3.02 and Section 3.04 shall survive such termination and
(ii) nothing in this Agreement shall relieve any party of liability for breach of this Agreement.

     SECTION 6.03. Amendment and Waiver. (a) Any provision of this Agreement may be amended or waived if each party hereto shall agree thereto in writing.

     (b) No course of dealing between the Company and Stockholder, and no delay in exercising any rights hereunder shall imply or otherwise operate as a waiver of any rights of the Company or Stockholder.

     SECTION 6.04. Assignment; Successors and Assigns. This Agreement shall not be assigned by operation of law or otherwise by any party hereto, without the written consent of the other party hereto. This Agreement shall be binding upon, and inure to the benefit of, and be enforceable by, the Company, Stockholder and their respective permitted successors and assigns, whether or not so expressed herein or expressly assigned.

     SECTION 6.05. Governing Law. This Agreement and (unless otherwise provided) all amendments, supplements, waivers and consents relating hereto shall be governed by, and construed in accordance with, the law of the State of New York without regard to the principles of conflicts of law.

     SECTION 6.06. Severability. In case any provision in this Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.


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     SECTION 6.07. Headings. The headings of the Articles and Sections of this
Agreement have been inserted for convenience of reference only, are not to be considered a part hereof, and shall in no way modify or restrict any of the terms or provisions hereof.

     SECTION 6.08. Entire Agreement. This Agreement is intended by the parties as a final expression of their agreement and intended to be a complete and exclusive statement of the agreement and understanding of the parties hereto in respect of the subject matter contained herein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

     SECTION 6.09. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall together constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile shall be effective as delivery of a manually executed counterpart of this Agreement.




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                                      -15-


     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed, all as of the date first above written.

                         ENGELHARD CORPORATION


                         By:  /s/ Orin R. Smith
                              ---------------------------------------------
                              Name:   Orin R. Smith
                              Title:  Chairman and Chief Executive Officer

                         MINORCO


                         By:  /s/ B.L. Keisler
                              ---------------------------------------------
                              Name:   B.L. Keisler
                              Title:  Senior Vice President and
                                          General Counsel